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                                                                   EXHIBIT 10.18


                                                 Confidential - WinStar/Williams


                                  IRU AGREEMENT

                                     BETWEEN

                             WINSTAR WIRELESS, INC.

                                       AND

                          WILLIAMS COMMUNICATIONS, INC.


                             Dated December 17, 1998


                                   (Long-Haul)



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                                TABLE OF CONTENTS

1.   DEFINITIONS...........................................................1

2.   CONVEYANCE OF DARK FIBER IRUS AND GRANT OF OPTION.....................7
2.1.   Grant of Network IRU................................................7
2.2.   Option..............................................................8
2.3.   Financing Arrangements..............................................8
2.4.   Preferred Provider Status...........................................8
2.5.   Most Favored Customer Provision.....................................9
2.6.   No Title to Realty or Personalty....................................9

3.   CONSIDERATION FOR IRUS................................................10
3.1.   Contract Price......................................................10
3.2.   Exercise Price......................................................10

4.   CONSTRUCTION..........................................................10
4.1.   Construction Representations, Warranties and Covenants..............10
4.2.   Delivery of System Segments.........................................10
4.3.   Renewal of Required Rights..........................................11
4.4.   As-Built Drawings...................................................11
4.5.   Third-Party Consents................................................11

5.   ORDERING AND PROVISIONING.............................................12
5.1.   Provision of Interim Service........................................12
5.2.   Service Orders for Interim Services.................................12
5.3.   Changes in Service Parameters.......................................14
5.4.   Assignment and Assumption of Backbone Agreements....................15

6.   CONNECTION TO THE SYSTEM AND COLLOCATION..............................17
6.1.   Collocation.........................................................17
6.2.   Interconnection.....................................................17
6.3.   Ancillary Services..................................................18

7.   ACCEPTANCE AND TESTING OF FIBERS......................................18
7.1.   Overview............................................................18
7.2.   SSPFAT by Williams..................................................19
7.3.   SSPFAT by WinStar...................................................19
7.4.   Failure Notice......................................................20
7.5.   Correction..........................................................20
7.6.   Testing by Third Party..............................................20
7.7.   System Segment Fiber Acceptance Testing and Acceptance Date.........21
7.8.   Testing of Option Fibers............................................21

8.   USE OF THE SYSTEM.....................................................21
8.1.   Use of WinStar Fibers...............................................21
8.2.   Notice of Damage....................................................21
8.3.   Precautions.........................................................21
8.4.   Use of Equipment....................................................22
8.5.   Liens...............................................................22

9.   TERM..................................................................22
9.1.   Agreement Term......................................................22
9.2.   IRU Terms...........................................................22
9.3.   Effect of Termination...............................................22

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10.  OPERATION, MAINTENANCE, AND REPAIR OF THE SYSTEM......................23
10.1.  Routine Maintenance.................................................23
10.2.  Non-Routine Maintenance.............................................23
10.3.  Subcontractors......................................................23
10.4.  Continued Breach of  Routine Maintenance Obligations................23
10.5.  WinStar Equipment...................................................23
10.6   Access to Systems...................................................23

11.  RELOCATION............................................................24
11.1.  Relocation..........................................................24
11.2.  Cost of Relocation..................................................24
11.3.  Updated As-Built Drawings...........................................24

12.  INVOICING AND PAYMENT.................................................25
12.1.  Due Date and Invoice................................................25
12.2.  Form of Payment.....................................................25
12.3.  Disputed Charges....................................................25
12.4.  Late Interest.......................................................26
12.5.  Adjustments.........................................................26

13.  DISCLAIMER OF WARRANTIES..............................................26
13.1.  Parties.............................................................26
13.2.  Facility Owners/Lenders.............................................26

14.  AUDIT RIGHTS..........................................................26

15.  INDEMNIFICATION.......................................................27
15.1.  Indemnification.....................................................27
15.2.  Third Party Claims..................................................27
15.3.  Indemnification of Providers........................................28
15.4.  WinStar Customers...................................................28

16.  LIMITATION OF LIABILITY...............................................28
16.1.  General Intent......................................................28
16.2.  Liability Restrictions..............................................28
16.3.  Released Parties....................................................29

17.  INSURANCE.............................................................29
17.1.  Insurance...........................................................29
17.2.  Documentation.......................................................30
17.3.  Certificates........................................................30
17.4.  Blanket Policies....................................................30

18.  TAXES AND GOVERNMENTAL FEES...........................................30
18.1.  Payment by WinStar..................................................30
18.2.  Payment by Williams.................................................31
18.3.  Reimbursement.......................................................31
18.4.  Cooperation.........................................................31
18.5.  Services............................................................31

19.  NOTICE................................................................31

20.  CONFIDENTIALITY.......................................................32
20.1.  Confidential Information............................................32
20.2.  Obligations.........................................................32
20.3.  Exclusions..........................................................33
20.4.  No Implied Rights...................................................34

21.  DEFAULT...............................................................34

22.  FORCE MAJEURE.........................................................34
22.1.  Excusable Delay.....................................................34
22.2.  Notice and Remedy...................................................35
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23.  REMEDIES AND DISPUTE RESOLUTION.......................................35
23.1.  Dispute Resolution..................................................35
23.2.  Cumulative Remedies.................................................35
23.3.  Informal Dispute Resolution.........................................35
23.4.  Arbitration.........................................................36
23.5.  Continued Performance...............................................38
23.6.  Immediate Injunctive Relief.........................................38

24.  GENERAL...............................................................38
24.1.  Rules of Construction...............................................38
24.2.  Assignment..........................................................40
24.3.  Relationship of the Parties.........................................42
24.4.  Prohibition on Improper Payments....................................42
24.5.  Entire Agreement; Amendment; Execution..............................42

25.  REPRESENTATIONS, WARRANTIES AND COVENANTS.............................43
25.1.  Representations and Warranties......................................43
25.2.  Additional Williams Covenants.......................................43
25.3.  Infringement of Intellectual Property Rights........................44

26.  USE OF TELECOMMUNICATIONS AND OTHER SERVICES..........................44
26.1.  Condition to Provision of Services..................................44
26.2.  Intrastate Interexchange Services...................................44
26.3.  WinStar Responsibilities............................................45
26.4.  Consents............................................................45
26.5.  Restriction of Transmissions........................................45
26.6.  Reasonableness, Consents and Approval...............................45

                                    EXHIBITS

Exhibit A     Williams System
              Part 1 -- Route Map
              Part 2 -- System Segments
Exhibit B     Williams Network Pricing Schedules and Technical Specifications
Exhibit C     Collocation Provisions
              Part 1 - Transmission Sites
              Part 2 - POPs
Exhibit D     Fiber Splicing, Testing, and Acceptance Standards
Exhibit E     Fiber Specifications
Exhibit F     Cable Installation Specifications
Exhibit G     Transmission Site Specifications
Exhibit H     As-Built Drawing Specifications
Exhibit I     Operations Specifications
Exhibit J     Intentionally omitted
Exhibit K     Payment Terms
Exhibit L     Intentionally Omitted
Exhibit M     Intentionally Omitted
Exhibit N     Intentionally Omitted
Exhibit O     Williams Cities and Location of POPs



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                                  IRU AGREEMENT
                                   (Long-Haul)

         THIS IRU AGREEMENT (including the Exhibits and Schedules attached hereto, this "Agreement") is made as of the Effective Date (hereafter defined) by and between WINSTAR WIRELESS, INC. ("WinStar"), a Delaware corporation having its principal office at 230 Park Avenue, New York City, New York, and WILLIAMS COMMUNICATIONS, INC. ("Williams"), a Delaware corporation, having its principal office at One Williams Center, Tulsa, Oklahoma 74172.


                              W I T N E S S E T H:


         WHEREAS, Williams has constructed or will construct or obtain rights of use in a fiber optic communication system (the "System") located approximately along the routes depicted in Exhibit A, Part 1 (the "Route") and consisting of the System Segments, as defined below; and


         WHEREAS, WinStar desires to acquire from Williams, and Williams desires to provide to WinStar, the Network IRU as defined below upon the terms and conditions set forth below;


         NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS
         Capitalized terms and phrases used in this Agreement shall have the following meanings:

          (a) "Acceptance Date" means the date defined in Section 7.7 below.

          (b) "Acceptance Standards" means the standards set forth in Exhibit D with respect to the testing of the WinStar Fibers.

          (c) "Additional Services" means telecommunications services in excess of the Minimum Commitment, such excess is not included in the Contract Price.

          (d) "Affiliate" means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity, whether directly or indirectly through one or more intermediaries.

          (e) "Agreement" has the meaning set forth in the preamble to this document.

          (f) "Ancillary Collocation Services" has the meaning set forth in Exhibit C, Part 1, Section 1(d).

          (g) "Ancillary Services" has the meaning set forth in Section 6.3.

          (h) "Assignment Agreement Effective Date" has the meaning set forth in Section 5.4(a).

          (i) "Assumed Backbone Agreement" means a Backbone Agreement that WinStar assigns to Williams in accordance with Section 5.4.

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          (j)  "Backbone Agreements" means the agreements designated by WinStar that WinStar is a party to as of the Effective Date and which WinStar intends to assign to Williams or have Williams act as a payment agent.

          (k) "Backbone Agreement Service Provider" means each provider of telecommunications services (other than WinStar) who is a party to a Backbone Agreement.

          (l) "Cable" means fiber optic cable installed pursuant to this Agreement as part of the System (including any replacement cable) and fibers contained therein, including the WinStar Fibers, and associated splicing connections, splice boxes and vaults, and conduit.

          (m) "Circuit" means a communications path with a specified bandwidth.

          (n) "Claim" means any claim, action, dispute, or proceeding of any kind between WinStar (or any of its Affiliates, successors or assigns) and Williams (or any of its Affiliates, successors, or assigns) and any other claim, transaction, occurrence, loss, liability, expense or other matter arising out of, in connection with, or in any way related to, the Network IRU, the System, this Agreement or any other instrument, arrangement or understanding related to the Network IRU.

          (o) "Claimant" has the meaning set forth in Section 15.1.


          (p)  "Collocation Service" has the meaning set forth in Exhibit C,
               Part 2.


          (q) "Connecting Point" means a point where the network or facilities of WinStar will connect to the System.

          (r) "Contract Price" has the meaning set forth in Section 3.1.

          (s) "Control" and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity or management or operational control over such entity.

          (t) "Costs" means actual, direct costs incurred and computed in accordance with the established accounting procedures used by Williams to bill third parties for reimbursable projects. All Costs shall be computed in accordance with generally accepted accounting principles. Such actual, direct costs include the following:

               (i) Labor costs, including wages and salaries, and benefits, plus the overhead allocable to such labor costs (overhead allocation percentage shall not exceed the lesser of: (i) the percentage Williams allocates to its internal projects; or (ii) thirty percent (30%)); and

               (ii) Other direct costs and out-of-pocket expenses on a
                    pass-through basis (such as equipment, materials, supplies, contract services, costs of capital, Required Rights, sales, use or similar taxes, etc.) plus ten percent (10%) of such expenses; but,

               (iii) Less any cost or expense reimbursed by a third party.

          (u) "CPNIP" has the meaning set forth in Part I, Section 2.1 of Schedule B, Williams Network Technical Specifications.

          (v) "Deadline Date" has the meaning set forth in Section 4.2.

          (w)  "Deduction Sections" has the meaning set forth in Section
               24.1(l).

          (x) "Dispute Notice" has the meaning set forth in Section 23.4(a).

          (y) "Disputing Party" has the meaning set forth in Section 23.4.

          (z) "Due Date" has the meaning set forth in Section 12.1.

          (aa) "Effective Date" means December 17, 1998.

          (bb) "Equipment" has the meaning set forth in Section 1.1 of Schedule C, Part 2.

          (cc) "Exercise Date" means the date on which WinStar exercises its Option in accordance with Section 2.2.

          (dd) "Exercise Price" has the meaning set forth in Section 3.2.

          (ee) "Facility Owners/Lenders" means any entity (other than Williams) that: (a) owns any portion of the System or any property or security interest therein, (b) leases to Williams, or provides an IRU to Williams in, any portion of the System, or (c) is a Lender with respect to Williams or any Affiliates of Williams.

          (ff) "FCC" means the Federal Communications Commission.

          (gg) "Fiber Acceptance Testing" means the fiber acceptance testing described in Exhibit D and in Article 7.

          (hh) "Fiber Collocation Provisions" means the provisions set forth in Exhibit C, Part 1.


          (ii) "Fibers" means any optical fibers contained in the System including the WinStar Fibers, the fibers of Williams and the fibers of any third party in the System excluding, however, any fibers granted (whether through ownership, IRU, lease, or otherwise) to governmental entities in exchange for the use of streets, rights of way, or other property under the jurisdiction of such entity.

          (jj) "Force Majeure Events" has the meaning set forth in Article 22.

          (kk) "Indefeasible Right of Use" or "IRU" means an exclusive, indefeasible right to use the specified property or capacity in the manner contemplated by this Agreement; provided, however, that the grant of an IRU shall not convey title, ownership, or rights of possession in the System, the WinStar Fibers, the Cable, the Right-of-Way Agreements, or any other real or personal property.

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          (ll) "Indemnitor" has the meaning set forth in Section 15.1.

          (mm) "Initial  WinStar  Fibers"  has the  meaning set forth in Section
               2.1.

          (nn) "Intellectual Property Rights" means patent, copyright, trademark, trade secret or other proprietary rights with respect to any work product in which such rights could inure.

          (oo) "Interconnect/Collocation Notice" has the meaning set forth in Exhibit C, Part 1, Section 3.

          (pp) "Interconnect Facility" has the meaning set forth in Exhibit C,
               Part 1, Section 2(a).

          (qq) "Interconnection"  has the meaning set forth in Section 6.2.

          (rr) "Interim IRU" has the meaning set forth in Section 2.1(b).

          (ss) "IRU Term" has the meaning set forth in Section 9.2.

          (tt) "LEC" means a local exchange carrier.

          (uu) "Lender" has the meaning set forth in Section 2.3.

          (vv) "Losses" means all liabilities, damages and related costs and expenses (including fines, levies, assessments, reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) directly incurred by a party.

          (ww) "Material Improvements" has the meaning set forth in Section 10 of Exhibit C, Part 2.

          (xx) "Mean Time to Restore" has the meaning set forth in Exhibit B.

          (yy) "Minimum Commitment" means One Hundred Twenty Million Dollars ($120,000,000), which is the minimum amount of On-Net Telecommunications Services in United States dollars to be purchased by WinStar pursuant to the terms hereof prior to the expiration of the fifth anniversary of the Effective Date. Such amount is included in the Contract Price.

          (zz) "Minimum Term Liability" has the meaning set forth in Section 5.3(b).

          (aaa)"NCC" means Network Control Center, as set forth in Exhibit I,
               Section 1(A).

          (bbb) "Network IRU" has the meaning set forth in Section 2.1.

          (ccc)"Notice  of  Election"  has the  meaning  set  forth  in  Section
               15.2(a).

          (ddd)"OOS"  means  Out-of-Spec,  as set forth in  Exhibit  D,  Section
               1(B).

          (eee) "Off Net" means a Circuit that is not On Net.

          (fff)"On Net" means a Circuit traversing the Williams Network between two Williams points of presence.

          (ggg) "Option Fibers" has the meaning set forth in Section 2.1.

          (hhh) "Option" has the meaning set forth in Section 2.2.

          (iii)"OTDR" means optical time domain reflectometer, as set forth in Exhibit D, Section 1(A).

          (jjj)"Other Services" means local access, Interconnection, Ancillary Services and Collocation Services.


          (kkk)"Payment  Deductions"  has  the  meaning  set  forth  in  Section
               24.1(l).

          (lll) "Payment Terms" has the meaning set forth in Section 3.1.

          (mmm)"Point of Presence" means a specified location at which Williams originates or terminates services.

          (nnn) "Premises" has the meaning set forth in Exhibit C, Part 2.

          (ooo)"Prime Rate" means, with respect of any period, the rate published as Chase Manhattan's prime rate in the Wall Street Journal, or any successor publication thereto, from time to time during such period.

          (ppp)"Pro-Rata Share" means a proportion equal to a fraction, the numerator of which is the number of WinStar Fibers and the denominator of which is all Fibers in the relevant System Segment Portion(s). If this fraction varies over different System Segment Portions, then the Pro Rata Share shall be equal to the weighted average (weighted by length as set forth in Williams' as-built drawings) of the relevant System Segment Portions. For example, if the fraction for 100 feet of the relevant System Segment Portion is 0.1 and the fraction for the remaining 50 feet of the relevant System Segment Portion is 0.07, the weighted average for the entire System Segment Portion would be 0.09.

          (qqq)"Released Party" means each of the following (but excludes Williams and WinStar):

               (i) Any Affiliates or Lenders of the other party and any Facility Owners/Lenders;

               (ii) Any employee, officer, director, stockholder, partner, member, or trustee of the other party or of its Affiliates, Lenders, or Facility Owners/Lenders; or

               (iii)Assignees of the entities included in the above
                    subparagraphs (a) or (b) and any employee, officer, director, stockholder, partner, member, or trustee of such assignees.

          (rrr)"Renegotiated Backbone Agreement" means an Assumed Backbone Agreement that Williams has renegotiated as set forth in Section 5.4(b).

          (sss) "Representatives" has the meaning set forth in Section 20.2.

          (ttt)"Requested  Start  Date" has the  meaning  set  forth in  Section
               5.2(b).

          (uuu) "Required Rights" has the meaning set forth in Section 4.1.

          (vvv) "Restricted Fiber" has the meaning set forth in Section 26.1.

          (www)"Right-of-Way Agreements" means rights, licenses, authorizations, easements, leases, fee interests, or agreements that provide for the occupancy by the System of real property or fixtures (such as conduit, bridges, river crossings, or transmission towers).

          (xxx) "Route" has the meaning set forth in the Recitals above.

          (yyy) "Routine Maintenance" has the meaning set forth in Section 10.1.


          (zzz)"Service  Orders" has the  meaning  set forth in Section  5.2(a).


          (aaaa) "Service Term" means with respect to the provision of Telecommunications Services, Additional Services or Other Services, the length of time specified in the applicable Service Order during which Williams will provide such Telecommunications Services, Additional Services or Other Services.

          (bbbb) "Space" has the meaning set forth in Section 1.1 of Schedule C,
               Part 2.


          (cccc) "Start Date" means, with respect to any Telecommunications Services or Other Services WinStar requests Williams to provide hereunder, the first day on which such services are provided.


          (dddd) "Start of Service Notice" or "SOSN" has the meaning set forth in Section 5.2(e) .

          (eeee) "System" shall have the meaning set forth in the Recitals above.

          (ffff) "System Segment" means one of the System Segment Portions identified as a System Segment in Exhibit A, Part 2.

          (gggg) "System Segment Portion" means a discrete portion of the System and may refer to a span (a portion of the System between two Transmission Sites or between a Transmission Site and a point of presence or System end point), a portion between two points of presence or a point of presence and a System end point, or a portion of the System affected by a relocation or other circumstance.

          (hhhh) "Telecommunications Services" means interexchange telecommunications capacity on Williams' Network (or third parties' telecommunications facilities) at the DS-3, OC-3, OC-12 and OC-48 levels but excluding Other Service.

          (iiii) "Term" has the meaning set forth in Section 9.1.

          (jjjj) "Third Party Service Provider" means any third party provider, operator or maintenance repair contractor of facilities employed by Williams in connection with the provision of the Network IRU, Telecommunications Services or Other Services.

          (kkkk) "Transmission Sites" means the optical amplifier, regenerator, and junction sites along each System Segment.

          (llll) "Williams" means Williams Communications, Inc., a Delaware corporation, formerly known as Vyvx, Inc.

          (mmmm) "Williams Network" means the telecommunications facilities owned or operated by Williams and used to provide services between the cities listed on Exhibit O, as such may be added to as Williams grows its network during the Term.

          (nnnn) "WinStar" has the meaning set forth in the first paragraph of this document.

          (oooo) "WinStar Equipment" means optronic (opto-electrical), electronic, or optical equipment, or materials, facilities, or other equipment (other than the System) owned, possessed, or utilized by WinStar.

          (pppp) "WinStar Facilities" has the meaning set forth in Section 26.3.

          (qqqq) "WinStar Fibers" means the Initial WinStar Fibers and, upon WinStar's exercise of the Option in accordance with Section 2.2, the Option Fibers.

          (rrrr) "WinStar IRU" has the meaning set forth in Section 2.1.

2.   CONVEYANCE OF DARK FIBER IRUS AND GRANT OF OPTION

     2.1. Grant of Network IRU.

     Williams hereby grants the "Network IRU" to WinStar for the purposes described herein and on the terms and subject to the conditions set forth herein. The Network IRU comprises:

     (a) An exclusive Indefeasible Right of Use (the "WinStar IRU"), effective as of the Acceptance Date for each System Segment, in:

          (i) Four (4) strands of optical fiber (the "Initial WinStar Fibers"), as identified by Williams in each System Segment, throughout the length of the Route; and

          (ii) If the Exercise Date occurs, two (2) additional strands of optical fiber (the "Option Fibers"), as identified by Williams in each System Segment, throughout the length of the Route; and

     (b) An exclusive Indefeasible Right of Use in On-Net Telecommunications Services (the "Interim IRU"), effective as of the Effective Date, which is further defined in Article 5.

     2.2. Option.

     (a) WinStar is hereby granted an option (the "Option") to an exclusive Indefeasible Right of Use in the Option Fibers in all System Segments. The Option is not divisible (i.e. it may not be exercised in part) by System Segment or strand of Option Fiber. If not exercised, the Option shall expire on the seventh (7th) anniversary of the Effective Date.


     (b) WinStar may exercise the Option only by delivery of an irrevocable written notice to that effect by an authorized representative. If WinStar so exercises the Option:

          (i) The Option Fibers will be deemed to be WinStar Fibers (except for purposes of Article 7, for which separate treatment is indicated in Section 7.8) and will be deemed to be subject to the WinStar IRU; and

          (ii) WinStar's rights to use the Option Fibers shall begin upon the initial payment of the Exercise Price (or, if later, the Acceptance Date for each System Segment) and shall continue until the last day of the IRU Term of the corresponding System Segment.


     2.3. Financing Arrangements.

     Each party may, directly or through an Affiliate, enter into financing arrangements (including secured loans, leases, sales with lease-back, leases with lease-back arrangements, purchase-money or vendor financing, conditional sales transactions or other arrangements) with one or more financial institutions, vendors, suppliers or other financing sources (each a "Lender"), that, with respect to Williams, relate to the System and, with respect to WinStar, relate to the Network IRU (and not to any physical property right in the System), subject to Williams' rights pursuant to the Payment Terms.

     2.4. Preferred Provider Status.

     (a) During the Term, WinStar shall first seek to obtain its domestic interexchange telecommunications requirements (including dark fiber, data, voice and video circuits) from Williams. WinStar will fulfill such requirements with Williams' telecommunications products if Williams is responsive to WinStar's requests and those products, when compared to similar offerings in the marketplace, are of equivalent or better quality, availability and price.

     (b)  Within 180 days after the  Effective  Date,  the parties  will jointly establish a benchmarking measurement and comparison process (the "Benchmarking Process") designed to objectively evaluate whether the Williams Telecommunications Services, Additional Services or Other Services, as applicable, are of equivalent or better quality, availability and price as compared to similar services generally available in the market for similar size and scope requirements ("Market Level Charges"). The Benchmarking Process will take into consideration relevant factors such as quality and delivery terms.

     2.5. Most Favored Customer Provision.

     During the Term, if Williams sells On-Net Telecommunications Services, On-Net Additional Services, and/or Other Services (but not including any local access or dark/dim fiber) to a third party on Financial Terms (as hereinafter defined) that are not Comparable (as hereinafter defined) to those provided hereunder, WinStar shall be entitled to an adjustment of the amounts paid with regard to the On-Net Telecommunications Services, On-Net Additional Services, and/or Other Services in question. Williams shall promptly notify WinStar in writing of such more favorable Financial Terms. Williams shall be under no obligation to disclose to WinStar the identity of any such third party or any other provisions of such a contract that are not more favorable than those provided to WinStar. Such adjustment shall be equal to the aggregate amount necessary to make the Financial Terms Comparable (pro rated to follow the cash timing of this Agreement). Upon payment or credit of such adjustment to WinStar, the Financial Terms of this Agreement shall be deemed to be those more favorable Financial Terms for the purpose of future applications of this Section. Nothing in this Section shall be deemed to require Williams to sell more than the Minimum Commitment contained herein. "Comparable" means not less than the price, after adjustments to take into account all differences attributable to volume, terms and conditions, advances in technology, passage of time, market conditions or strategic relationship value. "Financial Terms" means the overall pricing of services to the third-party.

     2.6      No Title to Realty or Personalty.

     Neither this Agreement nor the grant of the Network IRU effected hereby conveys any form or type of title in any real or personal property, including the System or any portion thereof or in any transmission or other facilities and equipment related to the provision of Telecommunications Services, Other Services, or Additional Services. Williams and WinStar intend that this Agreement constitutes a true lease of the WinStar Fibers and not a sale of the WinStar Fibers. Notwithstanding such express intent of the parties, if a court of competent jurisdiction determines that this Agreement is not a true lease, but a security interest in the WinStar Fibers, then solely in that event and solely for the limited purpose thereof, WinStar shall be deemed to have granted Williams a security interest as described in Section 7 of Exhibit K hereto. WinStar shall provide an inventory of any equipment to be located on Williams' sites.

3.   CONSIDERATION FOR IRUS

     3.1. Contract Price.

     As consideration for the Network IRU, WinStar shall pay Williams Five Hundred and Fifty Million Dollars ($550,000,000) (the "Contract Price") in accordance with the payment and other terms set forth in Exhibit K hereto (the "Payment Terms"), plus the Exercise Price if the Option is exercised.

     3.2. Exercise Price.

     The price payable if WinStar exercises the Option (the "Exercise Price") shall be Fifty-One Million Eight Hundred Thirty-Four Thousand One Hundred Dollars ($51,834,100), allocated to each System Segment as set forth in Exhibit A, Part 2. The Exercise Price for each System Segment shall be chargeable upon the later of (a) the date WinStar exercises the Option or
     (b) the Acceptance Date of that System Segment.

4.  CONSTRUCTION

     4.1. Construction Representations, Warranties and Covenants.

     (a) Williams represents, warrants and covenants that, as of the Acceptance Date for each System Segment, it (or the underlying facility owner on Williams' behalf) shall have obtained the following rights (collectively, the "Required Rights"):

          (i) All Right-of-Way Agreements necessary for the installation and use of that System Segment;

          (ii) The rights to use those System Segment Portions it does not own and the right to grant the Network IRU with respect to such System Segment Portions;

     (b) Williams represents, warrants and covenants that, for each System Segment,

          (i) That System Segment has been designed, engineered, installed, and constructed in accordance with the specifications set forth in Exhibits D, E, F and G; and

          (ii) Throughout the relevant IRU Term, the exercise of rights by or on behalf of Williams' Facilities Owners/Lenders shall not deprive WinStar of the peaceful and quiet enjoyment of the WinStar IRU in that System Segment.

     4.2. Delivery of System Segments.

     (a) Deadline Date. The planned Acceptance Date for each System Segment shall be the date sixty (60) days after the Planned Construction Date set forth as such in Exhibit A, Part 2. The "Deadline Date" shall be sixty (60) days after the later of (a) such planned Acceptance Date or
          (b) the planned Acceptance Date as extended due to unforseen events not in the reasonable control of Williams (other than as due to Williams' negligence), Force Majeure Events or as expressly permitted by this Agreement. Williams shall implement each System Segment so that it achieves its Acceptance Date by the Deadline Date. Williams shall give WinStar as much prior notice as reasonably possible if , to the best of Williams' knowledge, there is a forseeable risk that it may miss a Deadline Date for any System Segment.

     (b) Failure to Meet Deadline Date. If Williams does not meet the Deadline Date for any System Segment, and the parties are unable, in good faith, to agree to an alternative Deadline Date, WinStar's sole and exclusive monetary remedy for such failure shall be to obtain Cover (as hereinafter defined) beginning on the Deadline Date for the System Segments not made available. Such "Cover" shall be satisfied by Williams' providing, at Williams' expense: (a) such capacity as is required for WinStar to carry those Circuits it would have migrated to the WinStar Fibers, and (b) such other capacity as is needed to fulfill WinStar's increase in usage (based on actual orders of its customers), until Williams delivers the WinStar Fibers. In any event, Williams will provide such Cover capacity in ATM, private line, or frame relay formats, at WinStar's option.

     4.3.  Renewal of Required Rights.

          Williams shall renew or replace existing Required Rights for each System Segment through at least the applicable IRU Term.

     4.4. As-Built Drawings.

          Within six (6) months after the Acceptance Date for any System Segment, Williams shall provide WinStar with as-built drawings for that System Segment, in compliance with the specifications for as-built drawings set forth in Exhibit H.

     4.5. Third-Party Consents.

          WinStar acknowledges that Williams requires the consent of a third party in order to grant WinStar an IRU with respect to the Washington-Houston and Houston-Dallas System Segments. WinStar shall not unreasonably withhold consent to changes to this Agreement required by such third party that do not adversely affect WinStar's rights and obligations under this Agreement and do not require payment of additional consideration by WinStar. If WinStar consents to such changes, the parties shall execute an appropriate amendment. If WinStar does not consent to such changes, or the Required Consents cannot be obtained for other reasons, then the Contract Price and Exercise Price shall each be reduced by the corresponding amount allocated to the affected System Segment(s) in Exhibit A, Part 2.

5.   ORDERING AND PROVISIONING

     5.1. Provision of Interim Service.

     (a) Inasmuch as the deployment of the System does not currently reach all locations set forth in Part 1 of Exhibit A, Williams shall provide, subject to availability and on a non-discriminatory basis, Telecommunications Services on the Williams Network in accordance with the terms of this Agreement. Such Telecommunications Services may be part of the Minimum Commitment or may be Additional Services.

     (b) At the request of Williams, WinStar shall pay for Other Services or Additional Services requested by WinStar in accordance with the terms of this Agreement.

     (c) Within ninety (90) days after each of the first five (5) anniversaries of the Effective Date, Williams shall determine WinStar's actual use of Minimum Commitment for the year ending on such anniversary and shall send such information to WinStar for review. Irrespective of any shortfall in Minimum Commitment actually used by WinStar during any period, in no event shall any refund, rebate or reduction in the Contract Price be granted or paid to WinStar as a result of any such shortfall. Williams shall be obligated to accept any conforming Service Orders issued by WinStar for On-Net Telecommunications Services up to the Minimum Commitment during the first five anniversaries of the Effective Date. Williams shall permit WinStar to take up to two (2) months beyond the fifth anniversary beyond the Effective Date to use Telecommunications Services requested and paid for under a Service Order for On-Net Telecommunications Services issued prior to the end of the fifth anniversary of the Effective Date to enable WinStar to meet the Minimum Commitment. Notwithstanding the foregoing, WinStar shall have additional time beyond the foregoing five year period to meet the Minimum Commitment to the extent WinStar's failure to meet the Minimum Commitment is due to delays by Williams' in providing any of the On-Net Telecommunications Services by the firm order commitment date issued by Williams during such five year period.

     5.2. Service Orders for Interim Services.

     (a) Telecommunications Services, Additional Services, and Other Services requested by WinStar hereunder shall be requested on Williams Service Order forms in effect from time to time ("Service Orders"). Each Service Order shall reference this Agreement. Williams reserves the right not to accept a Service Order that does not conform with the terms and conditions of this Agreement and such non-conforming Service Order shall have no force or effect hereunder.

     (b) Each Service Order will indicate a requested due date (the "Requested Start Date") for the Circuit, the desired term of the Circuit, specific city pairs, applicable bandwidth, whether the Circuit(s) are to be expedited or provided in normal intervals and any other parameters required. Williams shall acknowledge receipt of the Service Order, on average, within forty-eight (48) hours (an "Acknowledgement"). Within four (4) business days of the Acknowledgement, Williams will advise WinStar as to network availability. With respect to On-Net Circuits, when WinStar requests to order its own local loops Williams will provide a Letter of Agency within seven to ten business days after Williams' receipt of the Service Order. Within twenty-four (24) hours after Williams' receipt of the Design Layout Record (as provided by the applicable local access provider), Williams will provide a firm order commitment for On-Net Circuits. All Service Order intervals for Off-net Circuits or Backbone Agreement Circuits are on an individual case basis. Williams will use reasonable efforts to assist WinStar in obtaining a Letter of Agency and delivering service from a Third-Party Provider. All On-Net DS-3/OC-3 Circuits ordered by WinStar pursuant to Service Orders under this Agreement will be provisioned by Williams within a target timeframe of forty-five (45) days from the date of the Service Order for POP to POP service.

     (c) Once a Service Order is placed, WinStar may cancel it only by notice of cancellation not less then ten days prior to delivery of the corresponding Circuit, and payment of any specified cancellation fee. WinStar agrees that the actual damages in the event of such cancellation would be difficult or impossible to ascertain, and that the cancellation charge set forth in herein is consequently intended to establish liquidated damages and not a penalty.

     (d) Any conflicting, different or additional terms and conditions contained in WinStar's acknowledgment or Service Order or elsewhere are deemed objected to by Williams and shall not constitute part of this Agreement. No action by Williams (including fulfillment of such Service Order) shall be construed as binding or estopping Williams with respect to such conflicting, different or additional term or condition, unless the Service Order containing said term or condition has been signed by an authorized representative of Williams.

     (e) Williams shall make reasonable efforts to provide Telecommunications Services, Other Services and Additional Services within its standard service implementation interval, as set forth herein or on WinStar's Requested Start Date. Telecommunications Services, Other Services or Additional Services, as applicable, shall begin on the date Williams issues a notice that service is available (the "Start of Service Notice" or "SOSN"), indicating the service has been tested by Williams in accordance with Williams' standard specifications and that the service meets or exceeds those specifications.

     (f) WinStar may reasonably request one or more delays in the Requested Start Date of a Service Order, a move, or rearrangement if Williams receives the delay request at least fifteen (15) days prior to the Requested Start Date and the requested delay does not extend the Requested Start Date more than thirty (30) days from the original date thereof. If WinStar delays the Requested Start Date (or as gauged by the SOSN, if issued for a date after the Requested Start Date) by more than thirty (30) days, WinStar has the option to (a) accept the billing for the Service Order, (b) in the case of On-Net Telecommunications Services, Other Services, or Additional Services, cancel the Service Order and pay the applicable cancellation charges for the facilities ordered, or (c) in the case of Off-Net Telecommunications Services, Other Services, or Additional Services, cancel the Service Order and pay any charges or other costs Williams incurs as a result of such cancellation. The billing or cancellation will be effective thirty (30) days after the Requested Start Date. If WinStar elects to accept billing, the installation will be completed as soon as reasonably practical after WinStar advises Williams that the installation can be completed.

     (g) Subject to the terms of Section 24.1(l), if, after the relevant Start Date, Williams is in material breach of its obligation to issue a SOSN for On-Net Telecommunications Services (excluding any breach arising from delays in obtaining or failures to obtain or maintain service such as local access or Off-Net service, but excluding POP-to-POP On-Net service) for a period of more than one hundred twenty (120) consecutive days after WinStar provides written notice of such breach, WinStar may deduct from each succeeding monthly invoice, so long as that breach continues, the amount by which such Telecommunications Services would otherwise have contributed toward the Minimum Commitment during any month following such one hundred twenty (120) day period. Upon Williams' issuance of the corresponding SOSN, no further deductions shall be available to WinStar for such Telecommunications Services.

     5.3. Changes in Service Parameters.

     (a) WinStar may disconnect Off-Net Telecommunications Service, Other Services, or Additional Services provided by a Third-Party Service Provider pursuant to a Service Order by providing sixty (60) days' prior written notice and paying any and all amounts properly due that Provider for the affected Service Order.

     (b) Following the relevant Start Date for any On-Net service, WinStar may disconnect or reconfigure that service upon sixty (60) days' prior written notice. If that action relates to a Circuit that has not been in place for at least one (1) year from its Start Date, (i) WinStar shall pay Williams an amount equal to the total of the monthly charges for one year of service of such Circuit, less the amount of monthly charges actually paid at the time of service disconnection (the "Minimum Term Liability") and (ii), WinStar shall also pay Williams the additional charges set forth in this Agreement that are associated with that disconnection or reconfiguration. Subsection (ii) shall also apply in the event of a cancellation in accordance with Section 5.2(c).

     5.4. Assignment and Assumption of Backbone Agreements.

     (a) Assumption. Subject to subsection (i) below and WinStar obtaining any necessary required consents, WinStar will assign to Williams pursuant to a mutually acceptable assignment and assumption agreement, all Backbone Agreements that can be assigned, to the extent that Williams has the requisite intrastate or international authority to provide the services encompassed by such Backbone Agreements. The date of the assignment shall be the "Assignment Agreement Effective Date". After such assumption, the terms and conditions of such Assumed Backbone Agreements or such Renegotiated Backbone Agreement, as applicable, (including all technical standards and service provisioning intervals) shall prevail solely with regard to services provided by Williams to WinStar thereunder, except as to any Circuit which has been migrated on Williams Network as provided below.

     (b) Renegotiation. Williams shall renegotiate the Assumed Backbone Agreements, as it is reasonably able, to improve on the terms and pricing thereof. Any such renegotiated terms shall only be applicable to WinStar to the extent it improves the terms and pricing of the Backbone Agreement as assigned to Williams. Once an Assumed Backbone Agreement is renegotiated, it shall be considered a Renegotiated Backbone Agreement for all purposes herein. Williams will only pass through to WinStar, and WinStar shall be entitled to, its pro-rata share of such cost savings achieved in any Renegotiated Backbone Agreement. WinStar's pro-rata share will be determined by dividing the then current WinStar Circuit or billing volumes by the total new Circuit or billing volume under the Renegotiated Backbone Agreement.


     (c) Payment Agent. WinStar shall designate Williams as its payment agent with respect to all Backbone Agreements that cannot be assigned to Williams pursuant to subsection (a) above.

     (d) Payment and Minimum Commitments. WinStar shall pay Williams for services rendered under the Assumed Backbone Agreements and Renegotiated Backbone Agreements at the rates therein and shall also remain responsible for meeting the associated minimum revenue or volume commitments, if any (the "Minimums"). With respect to any Renegotiated Backbone Agreement, WinStar shall abide by the renegotiated terms and conditions, including paying the reduced price as set forth in subsection (b) above. WinStar shall, in all instances and to the extent such amounts are pre-calculated, pay the non-recurring and monthly recurring charges to Williams in immediately available funds at least one billing cycle prior to the date that payment is due from Williams to the Backbone Agreement Service Provider under an Assumed Backbone Agreement or a Renegotiated Backbone Agreement.

     (e) Administration. The parties will work together to identify the Circuits related to each Backbone Agreement and, after assignment, minimum revenue or volume commitments of WinStar, if any, associated with the Assumed Backbone Agreements and Renegotiated Backbone Agreements. In no event shall WinStar be responsible for any minimum revenue or volume commitments under a Renegotiated Backbone Agreement beyond such commitments agreed to by WinStar prior the Effective Date. Subject to WinStar's confidentiality obligations, WinStar will provide Williams reasonable access to its records, books and other documents and data related to each Backbone Agreement, Assumed Backbone
          Agreement and Renegotiated Backbone Agreement. WinStar will also cooperate with Williams in the administration of such agreements. Williams is not obligated to assume any Circuit until such Circuit is identified by the parties.

     (f) WinStar Disputes. Williams will endeavor to resolve, on behalf of WinStar and at WinStar's expense, any back-billing dispute which accrued prior to the applicable Assignment Agreement Effective Date (provided that notice of any such dispute is received by Williams before any such Assignment Agreement Effective Date) and WinStar will cooperate fully in any such effort.

     (g) Orders Under Assumed and Renegotiated Backbone Agreements. Unless otherwise permitted by Williams, WinStar will place orders under Assumed Backbone Agreements and Renegotiated Backbone Agreements through Williams. Williams will not be obligated to accept any Circuit arranged by WinStar in contravention of this provision and such Circuit will not become subject to the Assignment and Assumption Agreement unless otherwise agreed to by Williams, such agreement not to be unreasonably withheld.


     (h) Relationship to the Minimum Commitment and Migration. Provision of service under any Backbone Agreement (including the Assumed Backbone Agreements and Renegotiated Backbone Agreements) will not count toward satisfaction of the Minimum Commitment until such time as such Circuits are migrated onto the Williams Network. Subject to WinStar's prior approval in each instance, Williams shall migrate Circuits provided under any Assumed Backbone Agreements or Renegotiated
          Backbone Agreements as soon as reasonably possible, taking into account any Circuit terms, early termination fees or Minimums.

     (i) Assumption Proviso. Williams shall not be obligated to assume any Backbone Agreement that would materially conflict with another Williams contract, have a materially adverse effect on Williams, or that contains any material usage commitment based upon a percentage of WinStar's telecommunications needs. In the event Williams does not assume such Backbone Agreement, Williams will act as a payment agent as provided in Section 5.4(c).

6.  CONNECTION  TO THE  SYSTEM AND COLLOCATION

     6.1. Collocation.

     (a) WinStar shall have the right to use Transmission Sites along the Route pursuant to the Fiber Collocation Provisions. Such Transmission Sites shall meet or exceed the power and building requirements specified in Exhibit G. WinStar shall provide, maintain, and for all purposes be solely responsible for all WinStar Equipment at Transmission Sites or other locations.


     (b) Collocations in Williams Points of Presence will be provided in accordance with the terms contained in Exhibit C, Part 2.

     (c) Subject to the terms of Section 24.1(l), if, after the Acceptance Date for any System Segment, Williams is in material breach of its obligation to provide the rack space or square footage specified by the Collocation Provisions at any Transmission Site (excluding Transmission Sites on the Dallas-Houston System Segment) for a period of more than one hundred twenty (120) consecutive days after WinStar provides written notice of such breach, WinStar may deduct the following amount from its monthly invoice, pro-rated for partial months, so long as that material breach continues beyond such one hundred twenty (120) day period: (i) Five Thousand Dollars ($5,000) per month prior to the eighth anniversary of the relevant Acceptance Date, (ii) one thousand dollars ($1,000) per month from the the eighth anniversary of the relevant Acceptance Date up to but not including the tenth anniversary of the relevant Acceptance Date, and (iii) five hundred dollars ($500) per month thereafter. The preceding provision shall apply on a per-Transmission Site basis for each relevant Transmission Site.

     6.2. Interconnection.

     (a) With respect to each of the cities served by the WinStar Fibers, the parties shall mutually determine the most efficient manner of providing the required connectivity ("Interconnection") between the WinStar and Williams points of presence, whether through then-existing installed capacity, implementation of new capacity or third party arrangements. In addition, the parties shall set and periodically review the schedule (timing and priority) of implementation of those Interconnection facilities and shall adhere to that schedule in implementing such facilities.

     (b) The parties shall allocate the costs of each Interconnection facility as follows:

          (i) The parties shall mutually agree upon a forecast of each party's usage of that Interconnection facility during the first year after implementation (the "Forecast"). The non-recurring costs associated with the implementation of that facility and the recurring cost thereof in the first month of operation (in aggregate, the "Start-up Costs") will be allocated pro rata between the parties based upon the Forecast. One year thereafter the parties shall re-calculate the allocation of the Start-up Costs by substituting actual usage during the preceding year in place of the Forecast. Based upon that recalculation, Williams shall pay or receive a refund, in either case equal to the difference between the initial allocation of the Start-up Costs and the recalculated amount, plus interest at the Prime Rate for the applicable period.

          (ii) On a quarterly basis, the parties shall allocate the periodic recurring costs of that Interconnection facility pro rata between the parties based upon actual usage during the preceding quarter.

          (iii)Following the Effective Date, the parties will mutually develop appropriate procedures to implement the foregoing.

     6.3. Ancillary Services.

          Williams may also provide other services to WinStar for reasons including, but not limited to: (a) WinStar's request to expedite Telecommunications Services availability to a date earlier than Williams' published installation interval or a previously accepted Start Date; (b) Telecommunications Services redesign or other activity occasioned by receipt of inaccurate information from WinStar; (c) WinStar's request for use of routes or facilities other than those selected by Williams for provision of the Telecommunications Services; and (d) other circumstances in which extraordinary costs and expenses are generated at the written request of WinStar and incurred by Williams (collectively, "Ancillary Services").

7.  ACCEPTANCE  AND TESTING OF FIBERS

     7.1. Overview.

          Fiber Acceptance Testing of the WinStar Fibers shall be conducted for each System Segment Portion ("System Segment Portion Fiber Acceptance Testing" or "SSPFAT"). The provisions set forth below address the acceptance procedures and provisions regarding failure notices, corrections, third party testing and testing of the Option Fibers.

     7.2. SSPFAT by Williams.

          Williams shall perform SSPFAT of the WinStar Fibers in accordance with Exhibit D. SSPFAT shall progress System Segment Portion by System Segment Portion along the Route of each System Segment as cable splicing progresses, so that test results may be reviewed in a timely manner. WinStar shall have the right, but not the obligation, to have an individual present to observe Williams' SSPFAT or to conduct its own SSPFAT in accordance with Section 7.3 below (except, in either case, to the extent Williams' System Segment Portion Fiber Acceptance Testing takes place prior to the period ending twenty (20) days after the Effective Date). Williams shall provide WinStar at least ten (10) days prior notice of Williams' testing schedule or any change thereto. Within twenty (20) days after the conclusion of any SSPFAT of the WinStar Fibers conducted by Williams in any given System Segment Portion, Williams shall provide WinStar with a copy of the test results provided that in no case shall Williams be obligated to provide copies of such test results before January 11, 1999.

     7.3. SSPFAT by WinStar.

          WinStar shall have the right, but not the obligation, at its sole expense, to conduct its own SSPFAT of the WinStar Fibers to verify that they meet the Acceptance Standards. If WinStar elects to conduct its own SSPFAT of the WinStar Fibers, it shall notify Williams of its intent to do so (including dates and locations) at least three (3) days prior to the date of Williams' scheduled commencement of the SSPFAT of a particular System Segment Portion as specified in Williams' ten day prior written notice to WinStar as provided in
          Section 7.2. WinStar may elect to perform such testing (i) itself subsequent to the Williams testing or (ii) concurrently with Williams' testing (except to the extent Williams' testing take place prior to the period ending twenty (20) days after the Effective Date), in which case both parties shall reasonably cooperate with the other to facilitate such concurrent testing. If WinStar elects to perform the testing itself subsequent to Williams' testing, WinStar will complete such testing within ten (10) days after Williams completes its SSPFAT of the relevant System Segment Portion (except to the extent such Williams testing takes place prior to the period ending twenty (20) days after the Effective Date in which case WinStar shall complete such SSPFAT by January 25, 1999). Williams shall have the right, but not the obligation, to have an individual present to observe WinStar's SSPFAT. Within twenty (20) days after the conclusion of WinStar's SSPFAT of the WinStar Fibers, WinStar shall provide Williams with a copy of the test results. WinStar's exercise or non-exercise of its right to conduct SSPFAT shall not extend or shorten the time periods for WinStar to determine, pursuant to Section 7.4, if the System Segment Portion meets the Acceptance Standards. Williams shall reasonably cooperate with WinStar to facilitate SSPFAT. Changes in testing schedules may be mutually agreed upon by the Parties.

     7.4. Failure Notice.

          If, within fourteen (14) days after the later of (i) receipt by WinStar from Williams of the test results referred to in Section 7.2 or of the results of re-testing as set forth below and (ii) WinStar conclusion of its own testing as provided in Section 7.3, WinStar reasonably determines that Williams' or WinStar's test results show that the System Segment Portion of the WinStar Fibers do not meet the Acceptance Standards, WinStar shall, within such fourteen (14) day period, notify Williams of such determination and shall identify in writing the specific data that indicate such failure to meet the Acceptance Standards. Notwithstanding the foregoing, if the fourteen
          (14) day period ends prior to January 25, 1999 for any System Segment Portion, WinStar will have until January 25, 1999 to give Williams notice of failures of the System Segment Portion to meet the Acceptance Standard.

     7.5. Correction.

     (a) Upon receiving notice pursuant to Section 7.4 that a System Segment Portion of the WinStar Fibers do not meet the Acceptance Standards, Williams shall either:

          (i) Expeditiously take such action as reasonably necessary to cause such System Segment Portion to meet the Acceptance Standards and then re-test in accordance with the provisions of this Article; or

          (ii) Notify WinStar that Williams disputes WinStar's determination that the System Segment Portion of the WinStar Fibers do not meet the Acceptance Standards.

     (b) After taking corrective actions and re-testing the WinStar Fibers (if appropriate), Williams shall provide WinStar with a copy of the new test results and WinStar shall again have all rights provided in this Article with respect to such new test results. The cycle described above of testing, taking corrective action and re-testing shall take place until the WinStar Fibers meet the Acceptance Standards; provided, however, repeating this cycle shall not in any manner whatsoever limit any other right or remedy WinStar may have under this Agreement.

     7.6. Testing by Third Party.

          If Williams provides notice to WinStar pursuant to Subsection 7.5(a)(ii), and the parties are unable to otherwise mutually agree, the parties shall appoint a mutually acceptable fiber optic testing company and such company shall re-test the applicable System Segment Portion of the WinStar Fibers. If that test demonstrates that the tested System Segment Portion of the WinStar Fibers meet the Acceptance Standards without any changes to such portion by Williams as tested by WinStar, then WinStar shall pay the testing company's charges and shall be deemed to have accepted the relevant System Segment Portion of the WinStar Fibers. If that test demonstrates that the relevant System Segment Portion of the WinStar Fibers do not meet the Acceptance Standards or that they do meet the Acceptance Standards due to changes made by Williams following WinStar's acceptance testing, then Williams shall pay the testing company's charges for performing the testing and shall perform the corrective action and re-testing set forth in Subsection 7.5(a)(i).

     7.7.  System  Segment Fiber Acceptance Testing and Acceptance Date.

          If the Fiber Acceptance Testing for all System Segment Portions of a System Segment shows that the WinStar Fibers meet the Acceptance Standards and WinStar does not object to the results of any SSPFAT by written notice within the time periods specified in Section 7.4, WinStar shall be deemed to have accepted the particular System Segment. The date of WinStar's notice accepting the System Segment of the WinStar Fibers or the date of deemed acceptance under this Article for the last of all of the System Segment Portions for a System Segment to be accepted shall be the "Acceptance Date" of the WinStar Fibers for that System Segment. The provisions of this Section shall not be deemed to relieve Williams of its obligation to provide Routine Maintenance or non-Routine Maintenance as set forth in this Agreement.

     7.8. Testing of Option Fibers.

          Williams shall include the Option Fibers in the SSPFAT of each System Segment. Upon WinStar's exercise of the Option, Williams shall provide copies of the results of all SSPFAT of the Option Fibers. The provisions above shall be applicable to the Option Fibers if WinStar exercises its Option.

8.       USE OF THE SYSTEM

     8.1. Use of WinStar Fibers.

          WinStar may use the WinStar Fibers for any lawful purpose.

     8.2. Notice of Damage.

          WinStar shall promptly notify Williams of any matters pertaining to any damage or impending damage to or loss of System that are actually known to it and that could reasonably be expected to adversely affect the System.

     8.3. Precautions.

          WinStar shall take all reasonable precautions against any damage proximately caused by WinStar to the System or to fibers used or owned by Williams or third parties.

     8.4. Use of Equipment.

          Neither party shall use, or allow others to use, equipment, technologies, or methods of operation that adversely affect the Williams Network or the System or the permitted use of the Williams Network or the System by Williams or third parties or their respective Fibers, equipment, or facilities associated therewith. If WinStar uses equipment, technologies, and methods of operation that are collectively either in accord with Williams' practices or generally accepted industry standards, Williams shall have the burden of demonstrating that WinStar has breached the requirements of the preceding sentence.

     8.5. Liens.

          WinStar shall not, directly or indirectly, cause any part of the System to become subject to any mechanic's lien, materialman's lien, vendor's lien, or any similar lien whether by operation of law or otherwise. If WinStar becomes aware that it has breached its obligations under this Section, it shall promptly: notify Williams in writing, cause such lien to be discharged and released of record without cost to Williams and indemnify Williams against all costs and expenses (including reasonable attorneys' fees and court costs at trial and on appeal) incurred in discharging and releasing such lien.

9.       TERM

     9.1. Agreement Term.

          The term of this Agreement (the "Term") shall begin on the Effective Date and shall end upon expiration of the last IRU Term to expire, provided that, with respect to the Interim IRU, the Term shall extend twenty-five years from the Effective Date.

     9.2. IRU Terms.

          The term of this Agreement in respect of each System Segment (the "IRU Term") shall begin on the applicable Acceptance Date and shall end on the twenty-fifth (25th) anniversary of such Acceptance Date.

     9.3. Effect of Termination.

          No termination of this Agreement, an IRU Term, or of the Interim IRU shall affect the rights or obligations of any party hereto:

     (a) With respect to any payment hereunder for services rendered during the Term; or

     (b) Pursuant to Articles 14, 15, 16, 17, 18, 20, 23 and 24.1 entitled Audit Rights; Indemnification; Limitation of Liability; Insurance; Taxes and Governmental Fees; Confidentiality; Remedies and Dispute Resolution; and Rules of Construction, respectively.

10. OPERATION, MAINTENANCE, AND REPAIR OF THE SYSTEM

     10.1. Routine Maintenance.

          During the IRU Term, Williams shall perform all required Routine Maintenance at no additional cost to WinStar. "Routine Maintenance" means the work specifically identified as Routine Maintenance in
          Exhibit I, provided that Routine Maintenance excludes work for which WinStar is obligated to reimburse Williams for all or a portion of the Costs incurred pursuant to other Articles of this Agreement (including the Fiber Collocation Provisions).

     10.2. Non-Routine Maintenance.

          WinStar shall pay its Pro-Rata Share of Williams' direct Costs of non-Routine Maintenance of the System, if the Cost of such work relating to any single event or multiple related events is greater than five thousand dollars ($5,000.00).

     10.3. Subcontractors.

          Williams may subcontract provisioning, testing, maintenance, repair, restoration, relocation, or other operational and technical services it is obligated to provide hereunder or may have the underlying facility owner or its contractor perform such obligations. Such subcontracting shall not relieve Williams of any obligations under this Agreement.

     10.4. Continued  Breach  of  Routine  Maintenance Obligations.

          Subject to the terms of Section 24.1(l), if, after the Acceptance Date for any System Segment, Williams is in material breach of its obligation to provide Routine Maintenance for a period of more than one hundred twenty (120) consecutive days after WinStar provides written notice of such breach, WinStar may deduct the following amount per month, pro-rated for partial months, per each relevant Route mile from its monthly invoice so long as that material breach continues beyond such one hundred twenty (120) day period: (i) seventy dollars ($70) per month prior to the eighth anniversary of the relevant Acceptance Date, (ii) ten dollars ($10) per month from the eighth anniversary of the relevant Acceptance Date up to but not including the tenth anniversary of the relevant Acceptance Date, and (iii) five dollars ($5) per month thereafter.

     10.5. WinStar Equipment.

          Williams' maintenance and repair obligations under this Agreement shall not include maintenance, repair or replacement of WinStar Equipment.

     10.6 Access to Systems.

          WinStar shall not access any physical part of any System Segment (other than pursuant to the Fiber Collocation Provisions) without the prior written consent of Williams, and then only upon the terms and conditions specified by Williams.

11. RELOCATION

     11.1. Relocation.

          If, following the Acceptance Date for any System Segment, Williams determines for bona fide operational reasons, or is required by a third party acting pursuant to condemnation or similar authority or by a governmental entity, to relocate all or any portion of such System Segment or any of the facilities used or required in providing WinStar with the WinStar IRU, Williams shall, to the extent practicable, provide WinStar sixty (60) days' prior notice of any such relocation and shall proceed with such relocation. Williams shall have the right to direct such relocation, including the right to determine the extent of, the timing of, and methods to be used for such relocation, provided that any such relocation:

          (a) Shall be constructed and tested in accordance with the specifications and requirements set forth in this Agreement and applicable Exhibits;

          (b) Shall not result in a materially adverse change to the operations, performance, Connecting Points with the network of WinStar, or end points of the System Segment; and

          (c) Shall not unreasonably interrupt service on the System Segment.

          For purposes of this Section, a Williams' relocation shall be for bona fide operational reasons if it is undertaken in good faith (i) to settle or avoid a bona fide threatened or filed condemnation action or order by a governmental authority to relocate, (ii) to reduce the likelihood of physical damage to the System, (iii) as the result of a Force Majeure Event, or (iv) for other operational reasons to which WinStar has consented, provided that WinStar shall not unreasonably withhold such consent. Williams shall use reasonable efforts to contest any exercise of condemnation authority that would require a relocation that would require WinStar to reimburse Williams pursuant to this Article 11.

     11.2. Cost of Relocation.

          Unless such relocation is necessitated by a breach of Williams' obligations under this Agreement, any Costs Williams incurs shall not be Routine Maintenance Costs, and WinStar shall reimburse Williams for the Costs incurred in the same manner and to the same extent as is set forth for reimbursement of non-Routine Maintenance Costs in Section 10.2.

     11.3. Updated As-Built Drawings.

          At WinStar's written request, Williams shall deliver to WinStar updated as-built drawings with respect to a relocated portion of the System Segment within the later of one-hundred eighty (180) days following the completion of such relocation or thirty (30) days after receipt of WinStar's request.

12. INVOICING AND PAYMENT

     12.1. Due Date and Invoice.

          (a) Payments of the Contract Price and Exercise Price shall be made in accordance with the Payment Terms.

          (b) All amounts stated on each monthly invoice are due and payable thirty (30) days from WinStar's receipt of the invoice ("Due Date"). WinStar agrees to remit payment to Williams at the remittance address set forth in the applicable invoice.

     12.2. Form of Payment.

          WinStar shall pay the Contract Price and Exercise Price by wire transfer of immediately available funds to the United States account or accounts designated by Williams. All other payments to be made pursuant to this Agreement may be made by check or draft of immediately available funds delivered to the address designated in writing by the other party (e.g., in a statement or invoice) or, failing such designation, to the address for notice to such other party provided pursuant to Article 19.

     12.3. Disputed Charges.

          (a) WinStar shall pay undisputed charges when such payments are due under this Agreement. WinStar may withhold payment of particular charges that WinStar disputes in good faith and for which it promptly gives written notice to Williams, stating the details of such dispute. The parties shall promptly refer such matter to dispute resolution in accordance with Section 23. If WinStar withholds any disputed charges and such charges are ultimately determined to be proper and payable to Williams, WinStar shall pay such charges to Williams plus interest at the Prime Rate from the date such charges were originally due until the date such charges are paid. No payment dispute shall be grounds for Williams to withhold or diminish the quality or quantity of any of the connectivity and services provided hereunder.

          (b) If WinStar fails to pay undisputed charges provided for under this Agreement when such charges are due, Williams may, in addition to any other remedies that it may have under this Agreement or by law, terminate this Agreement only as it applies to the System Segment(s) or Telecommunications Services to which such failure applies, upon at least thirty (30) days' notice, if such payment (together with applicable interest) is not made within such thirty (30) day notice period subject to WinStar's thirty-day right to cure, provided however, that this remedy of termination shall be available to Williams only with respect to System Segments for which the unpaid amount exceeds two hundred thousand dollars ($200,000) at the time of such notice.

     12.4. Late Interest.

          If either Williams or WinStar fails to make any payment under this Agreement when due, such amounts shall accrue interest, from the date such payment is due until paid, including accrued interest, at the Prime Rate.

     12.5. Adjustments.

          Williams may make corrections to its invoices to reflect undercharges only for the period of two (2) years following the Due Date of each invoice, or two (2) years following the date the corresponding service is rendered, whichever is later.

13.  DISCLAIMER OF WARRANTIES

     13.1. Parties.

          EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO WARRANTY TO EACH OTHER OR ANY OTHER ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY FIBERS, THE SYSTEM, THE TELECOMMUNICATIONS SERVICES, ANY OTHER SERVICES OR ANY ADDITIONAL SERVICES PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

     13.2. Facility Owners/Lenders.

          NO FACILITY OWNERS/LENDERS HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, TO WINSTAR CONCERNING WILLIAMS, THE WINSTAR FIBERS, THE CABLE, OR THE SYSTEM OR AS TO ANY OF THE MATTERS SET FORTH IN SECTIONS 12.1 OR 24.2(a).

14.  AUDIT  RIGHTS

     Each party shall keep such books and records (which shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) as shall readily disclose the basis for any charges (except charges fixed in advance by this Agreement or by separate written agreement of the parties) or credits, ordinary or extraordinary, billed or due to the other party under this Agreement and shall make them available, upon reasonable notice and during normal working hours, for examination, audit, and reproduction by the other party and its agents for a period of one (1) year after such charge or credit is billed or due.

15. INDEMNIFICATION

     15.1. Indemnification.

          Each party ("Indemnitor") shall indemnify, defend, protect, and hold harmless the other party, its employees, members, managers, officers, agents, contractors, Facility Owners/Lenders, and Affiliates (collectively and individually, "Claimant"), from and against any and all Losses resulting or arising from, relating to or incurred in connection with:

          (a) The Indemnitor's failure to observe or perform its duties or obligations to third parties (e.g., duties or obligations to its customers);

          (b) The Indemnitor's infringement or misappropriation of Intellectual Property Rights of any third party;

          (c) The death or bodily injury of any agent, employee, customer, business invitee or any other person to the extent caused by the tortious conduct of the Indemnitor;

          (d) The damage, loss or destruction of any real or tangible personal property to the extent caused by the tortious conduct of the Indemnitor;

          (e) Fines, penalties or other amounts payable due to the Indemnitor's violation of applicable laws or regulation; and

          (f) Any claim, demand, charge, action, cause of action, or other proceeding asserted against the Claimant but resulting from an act or omission of the Indemnitor in its capacity as an employer of a person.

     15.2. Third Party Claims.

          With respect to third-party claims, the following procedures shall apply:

          (a) Promptly after receipt of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the Claimant will seek indemnification pursuant to this Article 15, the Claimant will notify the Indemnitor of such claim in writing. No failure to so notify the Indemnitor will relieve the Indemnitor of its obligations under this Agreement except to the extent that its ability to defend such claim is materially prejudiced by such failure. Within fifteen
               (15) calendar days following receipt of written notice from the Claimant relating to any claim, but no later than ten (10)
               calendar days before the date on which any response to a complaint or summons is due, the Indemnitor will notify the Claimant in writing if the Indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").

          (b) If the Indemnitor delivers a Notice of Election relating to any claim within the required notice period, the Indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the Claimant shall be entitled to observe the defense of such claim and to employ counsel at its own expense to observe the defense of such claim, and (ii) the Indemnitor shall obtain the prior written approval, not to be unreasonably withheld or delayed, of the Claimant before ceasing to defend against such claim or entering into any settlement of such claim. After the Indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the Indemnitor shall not be liable to the Claimant for any legal expenses incurred by the Claimant in connection with the defense of that claim. In addition, the Indemnitor shall not be required to indemnify the Claimant for any amount paid or payable by the Claimant in the settlement of any claim for which the Indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnitor.

          (c) If the Indemnitor does not deliver a Notice of Election relating to any claim within the required notice period or after delivering a Notice of Election fails to defend the claim, the Claimant shall have the right to defend the claim in such manner as it may deem appropriate. The Indemnitor shall promptly reimburse the Claimant for all reasonable costs and expenses of such defense.

     15.3. Indemnification of Providers.

          WinStar shall indemnify and hold harmless Williams and any Third Party Service Providers from and against all Losses arising out of or relating to the content of any transmission by WinStar, including claims relating to any violation or alleged violation of export control laws or other laws or failure to comply with WinStar's obligations as set forth in Sections 26.4 and 26.5.

15.4.    WinStar Customers.

          WinStar shall indemnify and hold Williams harmless from and against all Losses arising out of or relating to the use of the WinStar Fibers by any WinStar customer.

16.  LIMITATION OF LIABILITY

     16.1. General Intent.

          Subject to the specific provisions of this Article 16, it is the intent of the Parties that each party shall be liable to the other party for any actual damages incurred by the non-breaching party as a result of the breaching party's failure to perform its obligations in the manner required by this Agreement.

     16.2. Liability Restrictions.

          (a) IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

          (b) Subject to Subsection (c), below, each party's total liability to the other, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited to two hundred million dollars ($200,000,000).

          (c) The limitation set forth in Subsections (b), above, shall not apply with respect to: (i) third-party claims subject to indemnification pursuant to the Agreement; (ii) fees due and owing under this Agreement at the time of the claim; and (iii) amounts subject of Cover as provided in Section 4.2(b).

          (d) For the purposes of this Section 16.2, all amounts payable or paid to third parties in connection with claims that are eligible for indemnification pursuant to this Agreement shall be deemed direct damages.


     16.3. Released Parties.

          Neither party shall have any recourse of any kind against any Released Party or any assets of a Released Party in respect of any Claim that is not directly or indirectly caused by the Released Party, it being expressly agreed and understood that no liability whatsoever shall attach to or be incurred by any Released Party in respect of any Claim under or by reason of this Agreement or any other instrument, arrangement or understanding relating to the Network IRU, the System, the Interim IRU, the Telecommunications Services, the Other Services or Additional Services, except to the extent such Claim is directly or indirectly caused by the Released Party. Each party waives all such recourse to the extent set forth in this Section on behalf of its successors, assigns, and any entity claiming by, through, or under such party.

17.      INSURANCE

     17.1. Insurance.

          During the Term, the parties shall each obtain and maintain not less than the following insurance:

          (a) Commercial General Liability Insurance, including coverage for sudden and accidental pollution legal liability, with a combined single limit of $10,000,000 for bodily injury and property damage per occurrence and in the aggregate.

          (b) Worker's Compensation Insurance in amounts required by applicable law and Employers Liability Insurance with limits not less than $1,000,000 each accident. If work is to be performed in Nevada, North Dakota, Ohio, Washington, Wyoming or West Virginia, the party shall participate in the appropriate state fund(s) to cover all eligible employees and provide a stop gap endorsement.

          (c) Automobile Liability Insurance with a combined single limit of $2,000,000 for bodily injury and property damage per occurrence, to include coverage for all owned, non-owned, and hired vehicles.

          The limits set forth above are minimum limits and shall not be construed to limit the liability of either party.

     17.2. Documentation.

          (a) Each party shall obtain and maintain the insurance policies required above with companies rated A- or better by Best's Key Rating Guide or with a similar rating by another generally recognized rating agency. The other party, its Affiliates, officers, directors, and employees, and any other party entitled to indemnification hereunder shall be named as additional insureds to the extent of such indemnification. Each party shall provide the other party with an insurance certificate confirming compliance with the insurance requirements of this Article. The insurance certificate shall indicate that the other party shall be notified not less than thirty (30) days prior to any cancellation or material change in coverage.

          (b) If either party provides any of the foregoing coverages through a claims made policy basis, that party shall cause such policy or policies to be maintained for at least three (3) years beyond the expiration of this Agreement.

     17.3. Certificates.

          The parties shall each obtain from the insurance companies providing the coverages required by this Agreement a waiver of all rights of subrogation or recovery in favor of the other party and, as applicable, its members, managers, shareholders, Affiliates, assignees, officers, directors, and employees or any other party entitled to indemnity under this Agreement to the extent of such indemnity.

     17.4. Blanket Policies.

          Nothing in this Agreement shall be construed to prevent either party from satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies of insurance that meet or exceed the requirements of this Article.

18.      TAXES AND GOVERNMENTAL FEES

     18.1. Payment by WinStar.

          WinStar shall timely report and pay any and all sales, use, income, gross receipts, excise, transfer, ad valorem, or other taxes, and any and all franchise fees or similar fees, if any, assessed against it due to its ownership of the Network IRU, its use of the WinStar Fibers, including the provision of services over the WinStar Fibers, its use of any other part of the System, or its ownership or use of facilities connected to the WinStar Fibers.

     18.2. Payment by Williams.

          Subject to Section 18.1 above, Williams shall timely report and pay any and all sales, use, income, gross receipts, excise, transfer, ad valorem or other taxes, and any and all franchise fees or similar fees assessed against it due to its construction, ownership or use of the System, provided that WinStar shall reimburse Williams for its Pro-Rata Share of property taxes (including ad valorem, use, property, or similar taxes, franchise fees, or assessments that are based on the value of property or of a property right) attributable to the System, including taxes based on the value, operation, or existence of the System.

     18.3. Reimbursement.

          If Williams is assessed for any taxes or fees (a) related to WinStar's ownership of the Network IRU, WinStar's use of or rights in the WinStar Fibers, or (b) that WinStar is obligated to pay pursuant to Sections 18.1 or 18.2, WinStar shall reimburse Williams for any payment of such taxes or fees within thirty (30) days of receipt of Williams' invoice.

     18.4. Cooperation.

          The parties shall cooperate in any contest of any taxes or fees so as to avoid, to the extent reasonably possible, prejudicing the interests of the other party.

     18.5. Services.

          If any sales taxes, valued added taxes or similar charges or impositions are assessed against Williams after, or as a result of, WinStar's use of Telecommunications Services, any Other Services or the Additional Services by any local, state, national, international, public or quasi-public governmental entity or foreign government or its political subdivision, including any tax or charge levied to support the Universal Service Fund contemplated by the Telecommunications Act of 1996, WinStar shall be solely responsible for and shall pay such taxes, charges or impositions and hold Williams harmless from any liability or expense associated with such taxes, charges or impositions.

19.  NOTICE

     Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows, or at such other address as may be designated in writing to the other party:


         If to WinStar:                      If to Williams:
               WinStar Wireless, Inc.           Williams Communications, Inc.
               230 Park Avenue                  One Williams Center, Suite 26-5
               New York, NY  10169              Tulsa, Oklahoma  74172
               Attn:  EVP, General Counsel      Attn:  Contract Administration
               Facsimile:  212/922-1637         Facsimile:  918/573-6578

         With a copy to:                     With a copy to:
            WinStar Wireless, Inc.              Williams Communications, Inc.
            7799 Leesburg Pike                  One Williams Center, Suite 4100
            Falls Church, Virginia 22043        Tulsa, Oklahoma  74172
            Attn:  VP, Commercial and           Attn:  General Counsel
               Legal Operations
            Facsimile:  703/288-6647            Facsimile:  918/573-3005

          Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by facsimile, on the day after being sent when sent by overnight delivery service, three
          (3) days after deposit in the mail when sent by U.S. mail or, in the case of invoices, upon the Due Date (as defined in the Telecommunications Services Purchase Provision).

20.  CONFIDENTIALITY

     20.1. Confidential Information.

          Williams and WinStar each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other party that such party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement and subject to Section 20.3, "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one party (the "Disclosing Party") to the other (the "Receiving Party") that (i) concerns the operations, facilities, plans, affairs and businesses of the Disclosing Party, the financial affairs of the Disclosing Party, and the relations of the Disclosing Party with its customers, employees and service providers, or (ii) is marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information, but may be disclosed as provided below and Section 24.6.

     20.2. Obligations.

          (a) Each party's Confidential Information shall remain the property of that party except as expressly provided otherwise by the other provisions of this Agreement. Each party shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent unauthorized disclosure of Confidential Information as it employs to avoid unauthorized disclosure of its own information of a similar nature. Except as otherwise permitted hereunder, the parties may disclose such information (A) to their respective directors, officers, managers, employees, agents, contractors and consultants (collectively, "Representatives") and (B) entities performing services required hereunder only where: (i) use of such entity is authorized under this Agreement, (ii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Section 20.2. Any disclosure to such entity shall be under substantially the same confidentiality terms and conditions as provided herein.

          (b) Each party shall take reasonable steps to ensure that its (and its Affiliates') Representatives comply with this Section 20.2. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the Disclosing Party, the Receiving Party shall promptly, at its own expense:
               (i) notify the Disclosing Party in writing; (ii) take such actions as may be necessary and cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

          (c) Either party may disclose the terms and conditions of this Agreement to any third party that (i) has expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction or other corporate transaction between the third party and such party, (ii) has a reasonable ability (financial or otherwise) to consummate such transaction, and
               (iii) has executed a nondisclosure agreement that includes within its scope the terms and conditions of this Agreement and also includes a procedure to limit the extent of copying and distribution thereof. Each party shall endeavor to delay the disclosure of the terms and conditions of this Agreement until the status of discussions concerning such transaction warrants such disclosure. In addition, either party (or either party's Affiliates) may disclose the terms and conditions of this Agreement as such party deems appropriate to prepare for IPOs or major corporate transactions. Any disclosure to such entity shall be substantially under the same confidentiality terms and conditions as provided herein.

     20.3. Exclusions.

          "Confidential Information" shall exclude any particular information that the Receiving Party can demonstrate:

          (a) At the time of disclosure, was in the public domain or in the rightful possession of the Receiving Party;

          (b) After disclosure, is published or otherwise becomes part of the public domain through no fault of the Receiving Party;

          (c) Was received after disclosure from a third party who had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure;

          (d) Was independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party; or

          (e) Was required to be disclosed to satisfy a legal requirement of a competent government body; provided that, immediately upon receiving such request and to the extent that it may legally do so, the Receiving Party advises the Disclosing Party promptly and prior to making such disclosure in order that the Disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

     20.4. No Implied Rights.

          Nothing contained in this Section shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.

     20.5  Communication With FCC.

          Communications by either party with the FCC regarding the subject matter of this Agreement shall require the other's prior written approval.

21 . DEFAULT

     A party shall not be in material breach of this Agreement unless and until the other party provides it written notice of default and the non-performing party has failed to cure within thirty (30) days after receipt of such notice. Any event of default may be waived in writing at the non-defaulting party's option. Upon the failure of a party to timely cure its material breach hereunder within the applicable cure period, the non-defaulting party shall have the right to (i) terminate this Agreement or (ii) subject to the terms of Article 23, pursue any legal remedies it may have under applicable law or principles of equity relating to such breach.

22.  FORCE MAJEURE

     22.1. Excusable Delay.

          Neither Williams nor WinStar shall be in default under this Agreement as a result of any delay in its performance (other than a failure to make payments when due) caused by any elements of nature or acts of God, fire, explosion, vandalism, power outage, earthquake, flood or lightning; any civil or military authority; by national emergency, insurrection, rebellion, revolution, riot, civil disorders, war or act of terrorism; by cable cuts; or any other cause beyond the reasonable control of such party (collectively, "Force Majeure Events"); provided, however, that (i) the non-performing party is without fault in causing such default or delay, and (ii) such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources (e.g., other suppliers of telecommunications services or capacity), workaround plans or other means, including means contemplated by applicable disaster recovery processes or procedures).

     22.2. Notice and Remedy.

          In such event the non-performing party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. The non-performing party shall immediately notify the other party by telephone (to be confirmed in writing within two (2) business days of the inception of such delay) and describe at a reasonable level of detail the Force Majeure Event causing such delay and the expected duration of the Force Majeure Event. The non-performing party will provide the other party prompt written notice of the cessation or termination of the Force Majeure Event.

23.  REMEDIES AND DISPUTE RESOLUTION

     23.1. Dispute Resolution.

          Any dispute between the Parties arising out of or relating to this Agreement, the interpretation of any provision hereof or the performance or failure to perform of Williams or WinStar shall be resolved as provided in this Article 23.

     23.2. Cumulative Remedies.

          Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

     23.3. Informal Dispute Resolution.

          (a) Prior to the initiation of formal dispute resolution procedures (i.e., arbitration), the parties shall first attempt to resolve their dispute at the senior manager level. If that level of dispute resolution is not successful, the parties shall proceed informally, as follows:

               (i) Upon the written request of either party, each party shall appoint a designated representative who does not otherwise devote substantially full time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

               (ii) The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue that the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

               (iii)During the course of discussion, all reasonable requests made by one party to another for non-privileged non-confidential information reasonably related to this Agreement shall be honored so that each of the parties may be fully advised of the other's position.

               (iv) The specific format for the discussions shall be left to the discretion of the designated representatives.

          (b) Prior to instituting formal proceedings, the parties will first have their chief executive officers meet to discuss the dispute. This requirement shall not delay the institution of formal proceedings past any statute of limitations expiration or for more than fifteen (15) days.

          (c) Subject to Subsection (b), formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

               (i) The designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

               (ii) Thirty (30) days after the initial written request to appoint a designated representative pursuant to Subsection
                    (a), above, (this period shall be deemed to run notwithstanding any claim that the process described in this
                    Section 23.3 was not followed or completed).

          (d) This Section 23.3 shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors or as provided in Section 23.6.

     23.4. Arbitration.

          If the Parties are unable to resolve a dispute as contemplated by
          Section 23.3, then except as provided by Section 23.6, such dispute shall be submitted to mandatory and binding arbitration at the election of either WinStar or Williams (the "Disputing Party") pursuant to the following conditions:

          (a) The Disputing Party shall notify the American Arbitration Association ("AAA") and the other party, describing in reasonable detail the nature of the dispute (the "Dispute Notice"); and shall request that the AAA furnish a list of five (5) possible arbitrators who have substantial experience in the telecommunications industry. Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, that person shall serve as arbitrator; if two (2) or more individuals have not been so rejected, the AAA shall select the arbitrator from those individuals.

          (b) The arbitration shall take place in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such notice is provided. The arbitration shall be commenced promptly and conducted expeditiously. The parties shall be entitled to submit expert testimony and/or written documentation on such arbitration proceeding. The decision of the arbitrator shall be final and binding upon Williams and WinStar and shall include written findings of law and fact, and judgment may be obtained thereon by either Williams or WinStar in a court of competent jurisdiction. Williams and WinStar shall each bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by Williams and WinStar unless the award otherwise provides. The arbitrator shall be instructed to establish procedures such that a decision can be rendered within sixty (60) days of the appointment of the arbitrator.

          (c) The obligation to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance, or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

          (d) Any arbitrator appointed to act under this Article must agree to be bound by the provisions of this Agreement and any information obtained during the course of the arbitration proceedings. In particular, the arbitrator shall not have the authority to exclude the right of a Party to terminate this Agreement when a Party would otherwise have such right. The arbitration hearing shall be commenced promptly and conducted expeditiously.

          (e)  Should  the  arbitrator  refuse  or be  unable  to  proceed  with arbitration proceedings as called for by this Section, such arbitrator shall be replaced and a rehearing shall take place in accordance with the provisions of this Section. In such case, the replacement for the arbitrator shall be either selected by the AAA from the original group of potential arbitrators that were not rejected by the parties or, if there are no such arbitrators available, selected by repeating the process of selection described in 23.4(a).

          (f) The arbitrator is instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances.

     23.5. Continued Performance.

          Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance.

     23.6. Immediate Injunctive Relief.

          The only circumstance in which disputes between the parties shall not be subject to the provisions of Section 23.3 and 23.4 is where a party, in good faith, determines that a temporary restraining order or other injunctive relief is its only appropriate and adequate remedy. If a party seeks immediate injunctive relief and does not prevail in substantial part, that party shall pay the other party's costs and attorneys' fees to the extent incurred in responding to or challenging the request for immediate injunctive relief.

24.  GENERAL

     24.1. Rules of Construction.

          (a) The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require. References to "person" or "entity" each include natural persons and legal entities, including corporations, limited liability companies, partnerships, sole proprietorships, business divisions, unincorporated associations, governmental entities, and any entities entitled to bring an action in, or that are subject to suit in an action before, any state or federal court of the United States.

          (b) Unless expressly defined herein, words having well-known technical or trade meanings shall be so construed.

          (c) Except as set forth to the contrary herein, any right or remedy of Williams or WinStar shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

          (d) Nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement except under the indemnification and insurance provisions and except that (i) the Released Parties shall have the benefit of Sections 16.3, 24.2(a) and 24.5(a) and (ii) the Facility Owners/Lenders shall be entitled to rely on and have the benefit of Sections 13.2 and 24.5(b).

          (e) This Agreement has been fully negotiated between Williams and WinStar.

          (f) In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibit shall be corrected accordingly, provided that the provisions of Exhibit K shall prevail over conflicting provisions in the Agreement or in any Exhibit. Notwithstanding the above, terms defined in Section 7 of Exhibit K shall not supersede terms defined in the Agreement or in other Exhibits except as used in Exhibit K.

          (g) Except as otherwise set forth herein, for the purpose of this Agreement the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

          (h) Except as the context otherwise indicates, all references to Exhibits, Articles, Sections, Subsections, Clauses, and Paragraphs refer to provisions of this Agreement.

          (i) The failure of either Williams or WinStar to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

          (j) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles. All disputes referred to arbitration and the statute of limitations and the remedies for any wrongs that may be found shall be governed by the laws of such state. If a proceeding is brought for the enforcement of this Agreement or because of any alleged or actual dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in such action or proceeding in addition to any other relief to which such party may be entitled.

          (k) If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          (l) The parties acknowledge and agree that: (i) the payment deductions ("Payment Deductions") set forth in Sections 5.2(g), 6.1(c) and 10.4 (collectively, the "Deduction Sections") shall not limit Williams' liability or serve as a sole or exclusive remedy for Williams' default under any portion of this Agreement;
               (ii) WinStar may seek any other rights or remedies it may have against Williams for any default hereunder; (iii) none of the Deduction Sections modify or otherwise limit any other term or condition of this Agreement; (iv) the one hundred and twenty
               (120) day periods specified in the Deduction Sections shall only be applicable with respect to the Deduction Sections and such periods shall in no manner whatsoever be construed or interpreted to extend Williams' cure periods or other timing of any other obligation set forth in any other provision of this Agreement; and (v) WinStar's compliance with the Deduction Sections shall not constitute a breach of the Payment Terms. Williams hereby waives any rights it may have to use the Deduction Sections as a claim or defense against any other provision in this Agreement.

     24.2. Assignment.

          (a) Except to the extent permitted by Section 24.2(d), neither party may, or shall have the power to, assign this Agreement or delegate such party's obligations hereunder without the prior written consent of the other except to:

               (i) An entity that acquires all or substantially all of the assets of such party,

               (ii) Any Affiliate,

               (iii) A successor in a merger or acquisition of such party, or

               (iv) In connection with any financing.

          (b) Notwithstanding the foregoing, no assignment or other transfer of this Agreement shall be effective without the written agreement of the assignee to be bound by the terms and conditions of this Agreement including the indemnification provisions and limitations on liability and recourse set forth in this Agreement (including those benefiting the Released Parties).

          (c) Except with respect to the assignment of less than all of a party's rights or obligations under this Agreement and except as set forth in Section 24.2(e), the non-assigning party shall not unreasonably withhold its consent to an assignment if neither the assigning party nor the proposed assignee is in material default under this Agreement or any other agreement with the non-assigning party.

          (d) The provisions of Section 24.2(a) notwithstanding, Williams may assign some or all of its rights and obligations hereunder to State Street Bank and Trust Company of Connecticut, National Association, in connection with a financing by Williams of construction of its fiber optic network; in addition, State Street Bank and Trust Company of Connecticut, National Association, may further assign this Agreement as collateral for such financing. If Williams makes an assignment pursuant to this Subsection 24.2(d), Williams (or its assignee pursuant to an assignment made under the other provisions of this Section 24.2) shall guarantee performance of the assignee's obligations.

          (e) Except in connection with an assignment of this Agreement as provided herein, until the third (3rd) anniversary of the Acceptance Date of any System Segment, WinStar shall not sell the dark fiber, raw frequency (commonly known as "windows") but may place optronics in such System Segment and resell capacity in any increment. After such three (3) year period, WinStar may convey such an interest provided that WinStar shall serve as the sole point of contact with Williams and no party receiving such interest shall have any contract rights against or be in privity of contract with Williams as a result of such conveyance.

          (f) This Agreement and the rights and obligations under this Agreement (including the limitations on liability and recourse set forth in this Agreement benefiting the other party and the Released Parties) shall be binding upon and shall inure to the benefit of Williams and WinStar and their respective permitted successors and assigns.

          (g) Neither the provisions of this Article nor any other provisions of this Agreement shall limit the ability of any Facility Owners/Lenders or of any Released Parties to assign their rights under this Agreement and such Facility Owners/Lenders and Released Parties may assign their rights hereunder at any time and from time to time without the consent of, notice to, or any other action by any other entity. The provisions of this Agreement benefiting the Facility Owners/Lenders and Released Parties shall inure to the benefit of such entities and their respective Affiliates, successors, and assigns.

          (h) Notwithstanding any presumptions under applicable state law that a change in control of a party constitutes an assignment of an agreement, a change in control of a party, not made for purposes of circumventing restrictions on assignment or of depriving the other party of rights under this Agreement, shall not be deemed an assignment for purposes of this Agreement.

     24.3. Relationship of the Parties.

          The relationship between Williams and WinStar shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including federal income tax purposes. Williams and WinStar, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

     24.4. Prohibition on Improper Payments.

          Neither party shall use any funds received under this Agreement for illegal or otherwise "improper" purposes. Neither party shall pay any commission, fees or rebates to any employee of the other party. If either party has reasonable cause to believe that one of the provisions in this Article has been violated, it, or its representative, may audit the books and records of the other party for the sole purpose of establishing compliance with such provisions.

     24.5. Entire Agreement; Amendment; Execution.

          (a) This Agreement constitutes the entire and final agreement and understanding between Williams and WinStar with respect to the subject matter hereof and supersedes all prior agreements (oral or written) relating to the subject matter hereof, which are of no further force or effect (including, in particular, the Customer Services Agreement between Williams and WinStar GoodNet, dated July 16, 1998, Contract Number 98R0675.00, provided that any undisputed payment obligations accruing prior to the Effective Date, shall be due and owing under the terms of this Agreement). The Exhibits referred to herein are integral parts hereof and are made a part of this Agreement by reference.

          (b) This Agreement may only be amended, modified, or supplemented by an instrument in a single writing executed by duly authorized representatives of Williams and WinStar. No such amendment, modification, or supplement shall result in any modification of
               (i) any indemnity benefiting any Facility Owners/Lenders or their respective Affiliates or (ii) any limitation of liability or recourse benefiting any Released Parties that is adverse to such Released Parties.

          (c) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

          (d) This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

          (e) Unless otherwise expressly permitted in this Agreement, Williams shall not make any changes to the Exhibits or Schedules attached hereto that may have a material adverse impact on the performance or usability of the Telecommunications Services, Additional Services or Other Services without WinStar's prior written consent.

     24.6 Public Disclosures.

          All media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements shall be coordinated with and shall be subject to approval by both parties prior to release.

25.  REPRESENTATIONS, WARRANTIES AND COVENANTS

     25.1. Representations and Warranties.

          In addition to any other representations and warranties contained in this Agreement, each party hereto represents and warrants to the other that:

          (a) It has the requisite corporate power to enter into, execute, deliver, and perform its obligations under this Agreement;

          (b) It has taken all requisite corporate action to approve the execution, delivery, and performance of this Agreement;

          (c) This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms;

          (d) Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes, or court orders of any local, state, or federal government agency, court, or body;

          (e) It is not subject to any contractual or other obligation that would prevent it from entering into this relationship; and

          (f) It has not offered or provided any inducements in violation of law or the other party's policies, of which it has been given notice, in connection with this Agreement.

     25.2. Additional Williams Covenants.

          Excluding services provided by third parties other than Williams' subcontractors, Williams covenants that Telecommunications Services, Additional Services, and Other Services shall be provided to WinStar in accordance with the technical parameters set forth in the applicable service schedule. Williams further covenants that it shall use commercially reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors in the Telecommunications Services, Additional Services or Other Services provided hereunder and to restore such Telecommunications Services or Other Services to compliance with the terms hereof.

     25.3. Infringement of Intellectual Property Rights.

          Each party represents, warrants and covenants to the other that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party.

26.  USE OF TELECOMMUNICATIONS AND OTHER SERVICES

     26.1. Condition to Provision of Services.

          Telecommunications Services or Other Services shall not be used for any unlawful purpose. More than ten percent (10%) of the transmissions will be interstate transmissions. The parties represent to each other that this Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement not subject to the filing requirements of
          Section 211 (a) of the Communications Act of 1934, as amended. One strand of the Williams Network is contractually limited to use for multimedia transmission (i.e. internet traffic, video and radio transmission services and/or related applications, including, graphic, visual, imaging, interactive and multimedia transmissions) (the "Restricted Fiber"). If the parties want to use such Restricted Fiber, upon request from Williams, WinStar agrees within a reasonable period of time to identify the nature of its proposed use of the Other Service so as to permit Williams to determine whether the Other Service may be carried over the Restricted Fiber. The fact that Williams may not utilize the Restricted Fiber for such transmissions shall not affect Williams' obligation to provide Telecommunications Services or Other Services unless otherwise specifically set forth in this Agreement.

     26.2. Intrastate Interexchange Services.

          WinStar may use any interexchange service provided under this Agreement including any service provided by means of a Backbone Agreement only if such interexchange service is used for carrying inter-state (as defined by the FCC) telecommunications (i.e., telecommunications subject to the jurisdiction of the Federal Communications Commission). Williams and its Affiliates shall not be obligated to make available Telecommunications Services, Additional Services, or other interexchange service on a Circuit with end points within a single state or service on a Circuit which originates/terminates at points both of which are situated within a single state unless WinStar represents in writing that such interexchange service or Circuits shall be used to carry inter-state telecommunications (as defined by the FCC).

     26.3. WinStar Responsibilities.

          WinStar has sole responsibility for installation, testing and operation of facilities, services and equipment ("WinStar Facilities") other than those specifically provided by Williams as part of the Telecommunications Services or Other Services as described in a Service Order. In no event will the untimely installation or non-operation of WinStar Facilities relieve WinStar of its obligation to pay charges for the Service or Other Service after the Requested Start Date as set forth in the Service Order.

     26.4. Consents.

          As between the parties, WinStar shall be responsible for all arrangements with copyright holders, music licensing organizations, performers' representatives or other parties for necessary authorizations, clearances or consents with respect to transmission contents.

     26.5. Restriction of Transmissions.

          WinStar will not transmit content, nor permit its customers to transmit content that violates applicable law or carries an unreasonable risk of leading to criminal, civil or administrative proceedings or investigations against Williams or WinStar.

     26.6 Compliance with Regulations.

          If the FCC, any state regulatory body, or any court, in each case having competent jurisdiction, determines that any provision of this Agreement violates any applicable rules, policies, or regulations, both parties shall reasonably cooperate to immediately bring this Agreement into compliance, consistent with the intent of this Agreement.

     26.6. Reasonableness, Consents and Approval.

          (a) Where this Agreement requires a party to assist or cooperate, such requirement shall not be interpreted to require materially more than a commercially reasonable level of effort (i.e. the standard applicable will not be "best efforts" or "exhausting all available means").

          (b) Except where expressly provided as being in the sole discretion of a party, where agreement, approval, acceptance, consent, or similar action by either party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a party under this Agreement shall not relieve the other party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

         IN WITNESS WHEREOF and in confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, Williams and WinStar have executed and delivered this Agreement as of the dates set forth below.


WINSTAR WIRELESS, INC.                                          WILLIAMS COMMUNICATIONS, INC.



               /s/ Timothy R. Graham                                            /s/ Frank Semple
By:           --------------------------------------------      By:            ----------------------------------------
               Timothy R. Graham                                                Frank Semple
Name:         --------------------------------------------      Name:          ----------------------------------------
               Vice President                                                   President, Williams Network
Title         --------------------------------------------      Title:         ----------------------------------------
               December 17, 1998                                                December 17, 1998
Date:         --------------------------------------------      Date:          ----------------------------------------


                                                                    CONFIDENTIAL

                             CLARIFICATION AGREEMENT
                                       TO
                            IRU AGREEMENT (LONG-HAUL)
                                     BETWEEN
                             WINSTAR WIRELESS, INC.
                                       AND
                          WILLIAMS COMMUNICATIONS, INC.


    THIS CLARIFICATION AGREEMENT ("Clarification Agreement"), effective as of December 17, 1998, to the IRU AGREEMENT (the "Agreement"), is between WINSTAR. WIRELESS, INC. ("WinStar") and WILLIAMS COMMUNICATIONS, INC. ("Williams"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

    WHEREAS, the parties agree that certain aspects of the Agreement require clarification concerning the On-Net Telecommunications Services subject of the Interim IRU, and the parties desire to clarify the Agreement as provided in this Clarification Agreement.

    NOW THEREFORE, the parties agree to clarify the Agreement as follows:

1.  As provided in Section 2.1(b) of the Agreement, Williams has granted
    WinStar an Interim IRU that is defined as an exclusive Indefeasible Right of Use in On-Net Telecommunications Services as of the Effective Date. With respect to the On-Net Telecommunications Services subject of the Interim IRU, the parties agree to clarify the terms of the Agreement as follows:

    1.1. Under each Service Order for On-Net Telecommunications Services subject of the Interim IRU:

          (a) Williams shall designate specific Circuits for WinStar on the Williams Network between the specified cities and for the bandwidth identified in the Service Order;

          (b) Except as set forth in the Agreement, the Service Order for each Circuit shall be non-cancelable by either party for the term specified in the Service Order; and

          (c) The term of the Service Order for each Circuit shall be no longer than the Term for the Interim IRU specified in Section
                 9.1 of the Agreement (i.e., twenty-five years) and shall be no shorter than a term equal to eighty percent of the Term (i.e., a term not less than twenty years).

          1.2. Following provisioning of each Circuit, Williams agrees that it has no right to use the Circuit for itself or for others.

          1.3. Williams agrees that the Interim IRU granted to WinStar includes the right for WinStar to resell, sublicense or otherwise freely alienate each Circuit or any capacity thereof for On-Net Telecommunications Services under the Interim IRU.



EXECUTION COPY                                                                1

                                                                   CONFIDENTIAL


          1.4. On-Net Telecommunications Services shall include the telecommunications services purchased or otherwise obtained from Williams as specified in Attachment 1 under this Clarification Agreement.

2.        Effective as of the Effective Date, the parties:

          2.1. have entered into Service Orders for On-Net Telecommunications Services which are the subject of the Interim IRU for those Circuits specified in Attachment 1 to this Clarification Agreement ("Initial Interim IRU Service Orders");

          2.2. agree that all Initial Interim IRU Service Orders have terms consistent with the terms set forth in Section 1 above; and

          2.3. agree that the firm price for the Initial Interim IRU Service Orders and associated Circuits equals ****. Additional Telecommunications Services will be provided by Williams as Additional Services and thus are not included in the Contract Price and are separately chargeable.

3. The parties agree that the provisions of Section 5.1(c) of the Agreement do not require WinStar to use the On-Net Telecommunications Services in the amount of the Minimum Commitment prior to the expiration of the **** anniversary of the Agreement. Rather, WinStar is only required to place Service Orders for On-Net Telecommunications Services amounting to the Minimum Commitment by the expiration of the
          ****.

4. The parties will make appropriate adjustments (payments or credits) which are required to effect the intent of this Clarification Agreement.

          IN WITNESS WHEREOF, WinStar and Williams have each caused this Clarification Agreement to the Agreement to be signed and delivered by its duly authorized representatives as of the date first written above.

WINSTAR WIRELESS, INC.                WILLIAMS COMMUNICATIONS, INC.

By: /s/ HOWARD E. TAYLOR              By:
   -------------------------------       -------------------------------
Name:   Howard E. Taylor              Name:
    ------------------------------          ----------------------------



EXECUTION COPY                                                                 2

                             3-31-99 SIDE AGREEMENT

     In connection with (i) that certain IRU Agreement ("the IRU Agreement") effective as of December 17, 1998, by and between WinStar Wireless, Inc. ("WinStar") and Williams Communications, Inc. ("Williams"), and (ii) the Partial Assignment and Assumption Agreements and Assignment and Assumption Agreements (collectively, the "Assignments") listed on Exhibit A hereto (and incorporated herein by this reference) being entered into simultaneously herewith by and between WinStar or its affiliates and Williams, among other parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WinStar and Williams hereby agree as follows:

1. Any capitalized terms used but not otherwise defined herein shall have the meanings set forth in the IRU Agreement.

2. WinStar shall indemnify, defend and hold harmless Williams and its Affiliates from and against any and all Losses incurred by Williams in connection **** to the extent such Losses are incurred by Williams or such Affiliates as a result of or in connection with an actual or alleged breach or default by WinStar or its Affiliates prior to the date of this Side Agreement with respect to or under ****.

3. Williams shall indemnify, defend and hold harmless WinStar and its Affiliates from and against any and all Losses incurred by WinStar or such Affiliates in connection with **** to the extent such Losses are incurred by WinStar or such Affiliates as a result of or in connection with an actual or alleged breach or default by WinStar or its Affiliates from and after the date of this Side Agreement with respect to or under ****.

4. Any **** provided by Williams pursuant to the IRU Agreement shall be provided to WinStar **** and shall be governed by the terms and conditions of the ****.

5. Except as otherwise provided herein or as expressly agreed to in writing by the parties, the terms and provisions of the IRU Agreement, as it may be amended or modified from time to time, shall remain in full force and effect.

6. This Side Agreement shall be governed by, and construed and interpreted in accordance with the law of the State of New York.

EXECUTED as of the 31st day of March, 1999.

WINSTAR WIRELESS INC.                 WILLIAMS COMMUNICATIONS, INC.

By: /s/ HOWARD E. TAYLOR              By:
   -------------------------------       -------------------------------
Name:   Howard E. Taylor              Name:
     -----------------------------         -----------------------------
Title:                                Title:
      ----------------------------          ----------------------------